Exhibit 99.1

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS FISCAL 2006 FIRST-QUARTER FINANCIAL RESULTS

Sales Increase to a Quarterly Record $51.3 million

BOCA RATON, FLORIDA—July 15, 2005—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2006 first quarter ended May 31, 2005.

For the fiscal 2006 first quarter, net sales increased 18.9 percent to a quarterly record $51.3 million compared with $43.1 million for the same period last fiscal year. This reflected an increased market penetration of the Company’s product offerings, especially adhesives. In addition, acquisitions accounted for approximately $2.0 million in net sales and changes in foreign currency accounted for approximately $905,000.

Gross profit for the quarter was 30.7 percent of net sales as compared with 33.9 percent for the same period a year ago. The reduction was the result of continuing increases in raw material prices and changes in product mix that were only partially offset by selective price increases.

Operating income decreased from approximately $2.2 million for the first quarter of fiscal 2005 to $1.9 million for the first quarter of fiscal 2006. The $1.9 million included a $1.1 million pretax benefit from the sale of the Company’s carpet seaming tape distribution business as part of the Company’s recent acquisition of the Capitol brand adhesives manufacturing assets, but was offset by a $505,000 increase in the warrant put liability.

For the fiscal 2006 first quarter net income was $770,000, or $0.21 per diluted share, compared with $1.2 million, or $0.32 per diluted share for the same period last year.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “We are pleased with our continued top line growth, and are continually working to improve our margin through operational efficiencies and price increases.”

The Company will be hosting a conference call at 10:00 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 877-922-0755 five to 10 minutes before the call is scheduled to begin. The financial information to be discussed during the conference call will be on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding our expectations regarding continued manufacturing efficiencies, increases in our profit margins, and additional price increases are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of the Company’s manufacturing processes, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s price increases initiatives, the success of the Company’s sales and marketing efforts, continued increases in the cost of raw materials and shipping and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

-Financial Information Follows-

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	5/31/05	2/28/05
Current Assets:
Cash and cash equivalents	$538	$1,869
Accounts Receivable	28,772	27,016
Inventories	32,374	29,929
Other current assets	2,649	2,504

	64,333	61,318

Property and equipment, net	9,127	9,186
Other assets	20,386	16,604

Total Assets	$93,846	$87,108

Liabilities and Stockholders’ Equity
Current liabilities (including current portion of long-term debt and, at 5/31/05, warrant put liability)	$52,463	$49,949
Long-term debt	11,688	6,532
Warrant put liability	—	782
Stockholders’ equity	29,695	29,845

Total Liabilities and Stockholders’ Equity	$93,846	$87,108

Q.E.P. CO., INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended
	5/31/05	5/31/04
Net sales	$51,259	$43,104
Cost of goods sold	35,522	28,492

Gross profit	15,737	14,612
Costs and expenses
Shipping	5,034	4,409
General and administrative	4,583	3,739
Selling and marketing	4,831	4,185
Other expense	(648)	90

Operating income	1,937	2,189
Interest expense	487	310

Income before provision for income taxes	1,450	1,879
Provision for income taxes	680	717

Net income	$770	$1,162

Basic net income per common share	$0.22	$0.34

Diluted net income per common share	$0.21	$0.32

Weighted average number of common shares - diluted	3,618,266	3,645,652

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